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                                                                     Exhibit 4.1

                           SECOND OMNIBUS AMENDMENT TO
                              AMENDED AND RESTATED
                         POOLING AND SERVICING AGREEMENT
                                 AND SUPPLEMENTS

         THIS SECOND AMENDMENT TO AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT AND SUPPLEMENTS, dated as of as of April 1, 2003 (this "Amendment"), is among GE Commercial Distribution Finance Corporation ("CDF"), a Nevada corporation (formerly known as Deutsche Financial Services Corporation), as Servicer, Wilmington Trust Company ("WTC") (successor to The Chase Manhattan
Bank), as Trustee, and CDF Financing, L.L.C. ("LLC"), a Delaware limited liability company.

                                   BACKGROUND

         The parties are parties to the following agreements:

                  1. the Amended and Restated Pooling and Servicing Agreement, dated as of April 1, 2000, as amended (as so amended, the "PSA") among the LLC, CDF, as Servicer, and WTC, as Trustee;

                  2. the Series 2000-2 Supplement, dated as of April 1, 2000, as amended (as so amended, the "Series 2000-2 Supplement"), among the LLC, CDF, as Servicer, and WTC, as Trustee; and

                  3. the Series 2000-4 Supplement, dated as of July 1, 2000, as amended (as so amended, the "Series 2000-4 Supplement"); the Series 2000-2 Supplement and the Series 2000-4 Supplement may be referred to collectively as the "Supplements"; the Supplements and the PSA may be referred to collectively as the "Agreements" and individually as an "Agreement"), among the LLC, CDF, as Servicer, and WTC, as Trustee.

         The parties hereto desire to amend each of the Agreements as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         SECTION 1. Definitions. Capitalized terms defined in an Agreement and used but not otherwise defined herein have the meanings given to them in such Agreement.

         SECTION 2. Section 1.1 of the PSA.

         (a) Section 1.1 of the PSA is hereby amended by amending the following defined terms to read as follows:

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                  "Dealer Overconcentration" shall be determined by the Servicer on each Determination Date. A Dealer Overconcentration shall exist with respect to a Dealer (an "Overconcentrated Dealer") if the aggregate amount of the Principal Receivables owed by such Dealer exceeds the applicable Dealer Concentration Limit. "Dealer Concentration Limit" is a dollar amount calculated as a percentage of the Pool Balance as of the end of each Collection Period (the "Concentration Limit Percentage"). If the Dealer is among the eight Dealers owing the largest amount of Principal Receivables as of the end of a Collection Period (the "Top 8 Dealers"), the Concentration Limit Percentage is currently two and one-half percent (2.5%). If the Dealer is not among the Top 8 Dealers, the Concentration Limit
                  Percentage is currently two percent (2%). The Concentration Limit Percentage for the Top 8 Dealers, as well as the Concentration Limit Percentage for the other Dealers, may be increased or decreased from time to time by the Transferor upon notice to the Trustee and the Servicer without the consent of any Investor Certificateholder if the Rating Agency Condition has been satisfied in connection with that increase or decrease. For purposes of the definitions of Dealer Overconcentration, Overconcentrated Dealer and Top 8 Dealers, a Dealer and all of its Affiliates that are Dealers shall be considered to be a single Dealer. For so long as a Dealer Overconcentration exists, allocations of Principal
                  Collections, Non-Principal Collections, Defaulted Amounts and Miscellaneous Payments related to an Overconcentrated Dealer shall be allocated in accordance with Section 4.5.

                  "Manufacturer Overconcentration" on any Determination Date shall mean, with respect to all Accounts covered by a Floorplan Agreement with the same Manufacturer as obligor, the excess of (a) the aggregate of all amounts of Principal Receivables in such Accounts on the last day of the Collection Period immediately preceding such Determination Date that are covered by such Floorplan Agreement over (b) 15% of the Pool Balance on the last day of such immediately preceding Collection Period (in the case of each of the Manufacturers that is among the three Manufacturers which are parties to Floorplan Agreements covering the largest aggregate amounts of Principal Receivables) or 10% of the Pool Balance on the last day of such immediately preceding Collection Period (in the case of Manufacturers other than such top three Manufacturers (or, in each case, if the Rating Agency Condition is satisfied, such larger percentage of such Pool Balance as is stated in the notice from each applicable Rating Agency in connection with the satisfaction of such Rating Agency Condition).

                  "Net Receivables Rate" shall mean, with respect to a Payment Date and unless otherwise specified for a Series in the related Supplement, (i) the weighted average of the interest rates borne by the Receivables during the second Collection Period preceding such Payment Date (interest payments on the Receivables at such rates being due and payable in the Collection Period preceding such Payment Date) plus (ii) the product of (x) the Monthly Payment Rate for the Collection Period preceding such Payment Date, (y) the Discount Factor for such Payment Date and (z) twelve less (iii) 2% per annum unless the

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                  Monthly Servicing Fee has been waived (other than a deemed waiver) pursuant to each Supplement, in which case solely, for that Payment Date, "2% per annum" will be deemed to be replaced by "0% per annum".

                  "Product Line Overconcentration" on any Determination Date shall mean, with respect to Accounts created pursuant to Wholesale Financing Agreements, the excess of (a) the aggregate of all amounts of Principal Receivables in such Accounts that represent financing for a single Product line (according to CDF's classification system) on the last day of the Collection Period immediately preceding such Determination Date over (b) (i) twenty-five percent (25%) of the Pool Balance on the last day of such immediately preceding Collection Period if such Product line is not recreational vehicles or boats or boat motors, (ii) thirty-five percent (35%) of that Pool Balance if that product line is recreational vehicles, or (iii) thirty-five percent (35%) of that Pool Balance if that product line is boats or boat motors or, in the case of clause (i), (ii) or (iii), if the Rating Agency Condition is satisfied, such larger percentage of such Pool Balance as is stated in the applicable notice from each applicable Rating Agency in connection with the satisfaction of such Rating Agency Condition.

                  "Rating Agency Condition" shall mean, with respect to any action, that each Rating Agency shall have notified the Transferor or the Servicer or the Trustee in writing that such action shall not result in a reduction or withdrawal of such Rating Agency's rating of any outstanding Series or Class with respect to which it is a Rating Agency. The Rating Agency Condition shall be inapplicable at any time that no such Series or Class is outstanding.

                  "Specified Party" means any of the Transferor, General Electric Capital Corporation, the Limited Partnership, the Servicer, CDF, if it is not the Servicer, GECS, so long as CDF is an Affiliate of GECS, or, if GECS has merged or consolidated with another Person, the surviving Person (but only so long as CDF is an Affiliate of the surviving Person) or any other Person which is the direct, controlling shareholder of CDF.

                  "Unconcentrated Pool Balance" shall mean, as of the end of any Collection Period, the lesser of: (1) the Pool Balance at the end of such Collection Period, and (2)(a)(i) such Pool Balance minus (ii) the sum of the Principal Receivables in all Accounts of all Overconcentrated Dealers at the end of such Collection Period, divided by (b)(i) 100% minus (ii) the sum of (x) the product of (A) the number of Overconcentrated Dealers as to which the applicable Concentration Limit Percentage is 2.5% and (B) 2.5%, (y) the product of (A) the number of Overconcentrated Dealers as to which the applicable Concentration Limit Percentage is 2% and (B) 2%, and (z) the product of (A) the number of Overconcentrated Dealers as to which the applicable Concentration Limit Percentage is other than 2.5% or 2% and (B) in each case, such applicable Concentration Limit Percentage.

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         (b)      The definition of "Eligible Investments" in Section 1.1 of the
PSA is hereby further amended by inserting "and" after the semicolon at the end of clause (e) thereof, by replacing ", and" at the end of clause (f) thereof with a period, and by deleting clause (g) thereof.

         (c) Section 1.1 of the PSA is hereby further amended by adding the following terms thereto in appropriate alphabetical order:

                  "Payment Date" shall mean the fifteenth day of each month or, if such day is not a Business Day, the next succeeding Business Day.

                  "Transferor" shall mean CDF Financing, L.L.C., and its successors.

         (d) Section 2.4(a) of the PSA is hereby amended by adding the following new subsection at the end thereof:

                  "(v)     The additional representations and warranties set
                  forth in Schedule 3 hereto are true and correct."

         (e) Section 4.3 of the PSA is hereby amended by adding the following new paragraph (f) at the end thereof:

                  "(f) For avoidance of doubt, Collections that are not required by this Agreement or a Supplement (i) to be held or deposited in a Trust account, or (ii) to be paid to a Person specified in this Agreement or a Supplement, may be released to the Transferor."

         (f) Subsection 11.14(i) of the PSA is hereby amended by deleting the words "New York" where they appear in such subsection and replacing them with the word "Delaware".

         (g) Section 11.15 of the PSA is hereby amended by deleting the first sentence of such section and replacing it with the following sentence:

                  "The Trustee shall maintain at its expense in Wilmington, Delaware or New York, New York, an office or offices or agency or agencies where notices and demands to or upon the Trustee in respect of the Certificates and this Agreement may be served."

         (h) The PSA is hereby amended by adding Schedule 3 attached hereto as Schedule 3 to the PSA.

         (i) Subsection 13.6(a)(iii) of the PSA is hereby amended by inserting the following phrase at the end of such subsection: "with a copy to Deutsche Bank Trust Company Americas, as agent, 280 Park Avenue, MS NYC03-0918, New York, NY 10017 Attention: Corporate Trust & Agency Services / Structured Finance Group".

         SECTION 3. Series 2000-2 Supplement.

                  Section 6.1(d) of the Series 2000-2 Supplement is hereby amended to read in its entirety as follows:

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                  "(d) on any Determination Date occurring in the months of
                  November through June, the average of the Monthly Payment Rates for the three preceding Collection Periods is less than twenty percent (20%) (or a lower percentage if the Rating Agency Condition has been satisfied with respect to that lower percentage) or on any Determination Date occurring in the months of July through October, the average of the Monthly Payment Rates for the three preceding Collection Periods is less than twenty-two and one-half percent (22.5%) (or a lower percentage if the Rating Agency Condition has been satisfied with respect to that lower percentage); or".

         SECTION 4. Series 2000-4 Supplement.

         (a) Section 6.1(c) of the Series 2000-4 Supplement is hereby amended to read in its entirety as follows:

                  "(c) on any Determination Date occurring in the months of November through June, the average of the Monthly Payment Rates for the three preceding Collection Periods is less than twenty percent (20%) (or a lower percentage if (i) the Rating Agency Condition has been satisfied with respect to that lower percentage, and (ii) the Managing Agents shall have consented in writing to such lower percentage, which consent shall not be unreasonably withheld) or on any Determination Date occurring in the months of July through October, the average of the Monthly Payment Rates for the three preceding Collection Periods is less than twenty-two and one-half percent (22.5%) (or a lower percentage if (i) the Rating Agency Condition has been satisfied with respect to that lower percentage, and (ii) the Managing Agents shall have consented in writing to such lower percentage, which consent shall not be unreasonably withheld); or".

         (b) Section 6.1(e) of the Series 2000-4 Supplement is hereby amended by inserting "in" immediately after "amounts on deposit".

         SECTION 5. Submission to Jurisdiction. Each of the parties to this Amendment hereby irrevocably and unconditionally:

         (a) submits for itself and its property in any legal action or proceeding relating to this Amendment or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

         (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

         (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 13.6 of the PSA or at such other address notified to the other parties to this Amendment; and

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         (d)      agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

         SECTION 6. Distribution Date Statement. The calculations set forth in the Distribution Date Statement to be delivered for April, 2003 shall be determined after giving effect to the amendments set forth in this Amendment.

         SECTION 7. Miscellaneous. (a) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS OF THE STATE OF NEW YORK).

         (b) This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment. Executed counterparts of this Amendment may be delivered by facsimile transmission or other electronic transmission.

         (c) The Agreements, as amended hereby, remain in full force and effect. Any reference to an Agreement (whether in such Agreement or in any other agreement or document) after the date hereof shall be deemed to refer to such Agreement as amended hereby, unless otherwise expressly stated therein.

         (d) The section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever.

                               [SIGNATURES FOLLOW]

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

                                   WILMINGTON TRUST COMPANY, not in its
                                   individual capacity, but solely as Trustee

                                   By: Deutsche Bank Trust Company Americas
                                         (f/k/a Bankers Trust Company), as Agent

                                   By: /s/ Louis Bodi
                                       --------------
                                   Name:  Louis Bodi
                                   Title: Vice President

                                                  Second Omnibus Amendment - CDF

                                      S-1

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                                   GE COMMERCIAL DISTRIBUTION FINANCE
                                   CORPORATION, as Servicer

                                   By: /s/  Walter D. Bay
                                       ------------------
                                   Name:  Walter D. Bay
                                   Title: Attesting Secretary

                                                  Second Omnibus Amendment - CDF

                                      S-2

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                                   CDF FINANCING, L.L.C.

                                   By: /s/  Cristina M. Harter
                                       -----------------------
                                   Name: Cristina M. Harter
                                   Title:  Manager

                                                  Second Omnibus Amendment - CDF

                                      S-3

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                                   SCHEDULE 3

                    Perfection Representations and Warranties

         1. General. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in all of the Transferor's right, title and interest in, to and under (i) the Receivables, (ii) the Collateral Security and all proceeds thereof, (iii) the Floorplan Agreements and
(iv) the Receivables Contribution and Sale Agreement (clauses (i), (ii), (iii) and (iv) may be referred to herein as the "Receivables Property") in favor of the Trustee, which (a) is enforceable against creditors of and purchasers from the Transferor, as such enforceability may be limited by applicable law, now or hereafter in effect, and by general principles of equity (whether considered in a suit at law or in equity), and (b) will be prior to all other Liens (other than Liens permitted pursuant to paragraph 5 below) in such property.

         2. Characterization. The Receivables constitute "accounts", "general intangibles" or "tangible chattel paper" within the meaning of UCC
Section 9-102. The Transferor has taken all steps necessary to perfect its security interest in the rights of the Limited Partnership in the property securing the Receivables Property.

         3. Creation. Immediately prior to the conveyance of the Receivables pursuant to this Agreement, the Transferor owns and has good and marketable title to, or has a valid security interest in the Limited Partnership's rights in, the Receivables Property free and clear of any Lien, claim or encumbrance of any Person.

         4. Perfection. The Transferor has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Trustee under this Agreement in the Transferor's rights in the Receivables Property.

         5. Priority. Other than the security interests granted to the Trustee pursuant to this Agreement, the Transferor has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables Property except as permitted by this Agreement. The Transferor has not authorized the filing of and is not aware of any financing statements against the Transferor that include a description of collateral covering the Receivables Property other than any financing statement (i) relating to the security interests granted to the Trustee under this Agreement, (ii) that has been terminated, or (iii) that has been granted pursuant to the terms of the Related Documents. None of the tangible chattel paper that constitutes or evidences the Receivables has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee. The Transferor is not aware of any judgment, ERISA or tax lien filings against it.

         6. Survival of Perfection Representations. Notwithstanding any other provision of this Agreement or any other Related Document, the Perfection Representations contained in this Schedule 3 shall be continuing, and remain in full force and effect.

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         7.       No Waiver. The parties to this Agreement: (i) shall not,
without satisfying the Rating Agency Condition, waive any of the representations and warranties in this Schedule 3 (the "Perfection Representations"); (ii) shall provide the Rating Agencies with prompt written notice of any breach of the Perfection Representations, and shall not, without satisfying the Rating Agency Condition (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the Perfection Representations.

         8. Servicer to Maintain Perfection and Priority. The Servicer covenants that, in order to evidence the interests of the Transferor and the Trustee under this Agreement, the Servicer shall take such action, or execute and deliver such instruments (other than effecting a Filing (as defined below), unless such Filing is effected in accordance with this paragraph) as may be necessary or advisable (including such actions as are requested by the Trustee) to maintain and perfect, as a first priority interest, the Trustee's security interest in the Transferor's rights in the Receivables Property. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Trustee for the Trustee to authorize (based in reliance on the Opinion of Counsel hereinafter provided for in this paragraph) the Servicer to file, all financing statements, amendments, continuations, financing statements in lieu of a continuation statement, terminations, partial terminations, releases or partial releases, or any other filings necessary or advisable to continue, maintain and perfect the Trustee's security interest in the Transferor's rights in the Receivables Property as a first-priority interest (each a "Filing"). The Servicer shall present each such Filing to the Trustee together with (x) an Opinion of Counsel to the effect that such Filing is (i) consistent with grant of the security interest to the Trustee pursuant to the
Section 2.1 of this Agreement, (ii) satisfies all requirements and conditions to such Filing in this Agreement and (iii) satisfies the requirements for a Filing of such type under the UCC in the applicable jurisdiction (or if the UCC does not apply, the applicable statute governing the perfection of security interests), and (y) a form of authorization for the Trustee's signature. Upon receipt of such Opinion of Counsel and form of authorization, the Trustee shall promptly authorize in writing the Servicer to, and the Servicer shall, effect such Filing under the UCC. Notwithstanding anything else in this Agreement to the contrary, the Servicer shall not have any authority to effect a Filing without obtaining written authorization from the Trustee in accordance with this paragraph (8).

         Any reference in this Schedule to the Rating Agency Condition shall be construed as if Standard & Poor's were the only Rating Agency.

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